EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statements No. 33-67880, No. 33-87196, No. 33-94888, No. 333-60617 and No. 333-42466 of The First Years Inc. on Form S-8 of our report dated March 7, 2002, appearing in this Annual Report on Form 10-K of The First Years Inc. for the year ended December 31, 2001.

/s/     DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 29, 2002

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